Exhibit 3.14

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 08:43 AM 07/23/2001 010354070—2955911

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LONDAVIA INC.

LONDAVIA INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is “Londavia Inc.” (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 15, 1998.

3. This Amended and Restated Certificate of Incorporation (the “Certificate”) amends and restates the provisions of the original Certificate of Incorporation of the Corporation, as heretofore amended, by restating the Certificate of Incorporation in its entirety, and has been duly adopted, executed and acknowledged in accordance with the provisions of Sections 103, 228, 242 and 245 of the Delaware General Corporation Law.

4. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is: LONDAVIA INC.

SECOND: The registered office of the corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) designated as Common Stock with a par value of $1.00 per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens and all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(3) The Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise by open to legal attack because of directors’ interest or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SIXTH: The personal liability of Directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

5. Upon the filing of this Amended and Restated Certificate of Incorporation, each of the Corporation’s 1,075,536 issued and outstanding shares of common stock, $0.01 par value per share, shall automatically, and without any further action on the part of or any consideration paid by the holder thereof, be convened into 0.000929769 shares of common stock, $1.00 par value per share, of the Corporation, such that following the conversion there shall be 1,000 shares of common stock, $1.00 par value per share, issued and outstanding.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Robert W. Webb, being the Secretary of the Corporation, this 20th of July, 2001.

LONDAVIA INC.

By:	/s/ Robert W. Webb
Robert W. Webb, Secretary